Exhibit 99.1

Contact: John E. Vollmer III

Chief Financial Officer

Patterson-UTI Energy, Inc.

(281) 765-7100

Patterson-UTI Energy Reports Financial Results
for Three and Six Months Ended June 30, 2010

HOUSTON, July 29, 2010 — Patterson-UTI Energy, Inc. (NASDAQ: PTEN) today reported financial results for the three and six months ended June 30, 2010.  The Company reported net income of $29.5 million, or $0.19 per share, for the second quarter of 2010, compared to a net loss of $17.7 million, or a loss of $0.12 per share, for the quarter ended June 30, 2009. Revenues for the second quarter of 2010 were $307 million, compared to $140 million for the second quarter of 2009.

The Company reported net income of $33.7 million, or $0.22 per share, for the six months ended June 30, 2010, compared to a net loss of $1.5 million, or a loss of $0.01 per share, for the comparable six month period in 2009. Revenues for the six months ended June 30, 2010 were $579 million, compared to $409 million for the same six month period in 2009.

The financial results for the three and six months ended June 30, 2010 include an after-tax profit of $12.9 million, or $0.08 per share, from the previously announced sale of certain rights in oil and gas working interests. The total sale proceeds were $22.3 million and the sale did not include any producing wells.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Our average number of rigs operating in the second quarter increased to 156 rigs, including 154 in the United States and 2 in Canada. This compares to an average of 142 rigs operating in the first quarter, including 130 in the United States and 12 in Canada. Reduced Canadian drilling activity in the second quarter is a result of the annual spring breakup.”

Mr. Wall added, “Average revenue per operating day for the second quarter of 2010 increased by $480 to $16,920, compared to $16,440 for the first quarter of 2010.  Average direct operating costs per operating day for the second quarter of 2010 decreased slightly to $10,520 from $10,540 for the first quarter of 2010.  Average margin per operating day for the second quarter of 2010 increased by $490 to $6,390 from $5,900 for the first quarter of 2010.

“We are continuing to see increases in rig counts for our U.S. land drilling operations along with a seasonal rebound in Canadian activity. We estimate that our July rig count increased to an average of 171 rigs operating, comprised of 164 in the United States and 7 in Canada. Our average number of rigs operating in the United States has increased by 56 since December 2009. The market for shale-suitable rigs has tightened considerably, and dayrates across the rig fleet have been increasing.

“During the second quarter of 2010 we had an average of approximately 46 rigs operating under long-term contracts.  Based on contracts currently in place, we expect to have an average of approximately 53 rigs during the second half of 2010 and 47 rigs during 2011 operating under long-term contracts.

“We activated seven new Apex™ rigs during the first half of 2010 and expect to activate 16 more new Apex™ rigs during the balance of 2010. We have executed long-term contracts for all 23 of these new rigs. We intend to continue adding to our fleet of Apex™ rigs in 2011 and are currently acquiring components for the construction of eleven new rigs in 2011.

“This quarter’s results also reflect increased revenues and profits for Universal Well Services, Inc., our pressure pumping subsidiary that services the Appalachian region including the Marcellus Shale,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “In line with our objectives to build value for shareholders and expand our core businesses, we recently announced that we have entered into an agreement to acquire pressure pumping and wireline assets from Key Energy Services for approximately $238 million in an all cash transaction. We have received early termination of the waiting period under the Hart-Scott-Rodino Act and the acquisition is expected to close in September.”

Mr. Siegel further stated, “This acquisition will expand our pressure pumping presence to the Barnett Shale, Eagle Ford Shale and Permian Basin, providing us with 214,400 horsepower, including 184,400 of fracturing horsepower and 30,000 horsepower used in cementing, acidizing and nitrogen stimulation. Combined with our existing fleet, this will bring the total horsepower of Patterson-UTI’s pressure pumping operations to 419,500. In addition, approximately 50,000 horsepower of pressure pumping equipment is currently on order and expected to be delivered over the next nine months. The assets to be acquired also include 26 wireline units.

“We ended the quarter with approximately $96 million in cash, no long-term debt and no borrowings on our outstanding revolving credit facility,” he concluded.

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on September 30, 2010 to holders of record as of September 15, 2010.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the three months ended June 30, 2010 is scheduled for July 29, 2010 at 10:00 a.m. (EST) / 9:00 a.m. (CST) / 7:00 a.m. (PST).  The dial-in information for participants is 866-831-6247 (Domestic) and 617-213-8856 (International).  The Passcode for both numbers is 47357578.  The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com.  Webcast participants should log on 10-15 minutes prior to the scheduled start time.  Replay of the conference call will be available through August 11, 2010 at www.patenergy.com and at 888-286-8010 (Domestic) and 617-801-6888 (International).  The Passcode for both numbers is 45597466.  Telephone replay of the call will be available through August 2, 2010.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America.  Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia and western Canada.  Universal Well Services, Inc. provides pressure pumping services primarily in the Appalachian Basin.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements.  It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment, governmental regulations and ability to retain management and field personnel.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC.  These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES	$306,992	$140,497	$578,590	$408,706
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	193,048	84,657	369,387	243,394
Depreciation, depletion and impairment	78,783	68,257	154,499	137,989
Selling, general and administrative	12,343	11,454	23,806	21,829
Net (gain) loss on asset disposals	(21,939)	234	(21,690)	445
Provision for bad debts	(1,000)	1,750	(1,000)	5,750

Total costs and expenses	261,235	166,352	525,002	409,407

OPERATING INCOME (LOSS)	45,757	(25,855)	53,588	(701)

OTHER INCOME (EXPENSE)
Interest income	1,380	204	1,567	265
Interest expense	(1,383)	(839)	(2,784)	(1,286)
Other	174	12	249	35

Total other income (expense)	171	(623)	(968)	(986)

INCOME (LOSS) BEFORE INCOME TAXES	45,928	(26,478)	52,620	(1,687)
INCOME TAX EXPENSE (BENEFIT)	16,400	(9,587)	18,906	(631)

INCOME (LOSS) FROM CONTINUING OPERATIONS	29,528	(16,891)	33,714	(1,056)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(852)	—	(484)

NET INCOME (LOSS)	$29,528	$(17,743)	$33,714	$(1,540)

BASIC INCOME (LOSS) PER COMMON SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.19	$(0.11)	$0.22	$(0.01)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$(0.01)	$0.00	$0.00
NET INCOME (LOSS)	$0.19	$(0.12)	$0.22	$(0.01)
DILUTED INCOME (LOSS) PER COMMON SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.19	$(0.11)	$0.22	$(0.01)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$(0.01)	$0.00	$0.00
NET INCOME (LOSS)	$0.19	$(0.12)	$0.22	$(0.01)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152,650	151,941	152,554	151,839

Diluted	152,871	151,941	152,852	151,839

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.10	$0.10

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Contract Drilling:
Revenues	$239,966	$101,716	$450,711	$327,420
Direct operating costs (excluding depreciation)	$149,303	$56,950	$284,449	$183,271
Selling, general and administrative	$920	$1,096	$2,152	$2,082
Depreciation and impairment	$67,644	$58,555	$133,310	$115,941
Operating income (loss)	$22,099	$(14,885)	$30,800	$26,126
Operating days – United States	14,049	5,568	25,766	16,090
Operating days – Canada	137	152	1,241	1,103
Total operating days	14,186	5,720	27,007	17,193
Average revenue per operating day – United States	$16.87	$17.69	$16.54	$18.78
Average direct operating costs per operating day – United States	$10.39	$9.71	$10.35	$10.35
Average rigs operating – United States	154	61	142	89
Average revenue per operating day – Canada	$21.54	$20.99	$19.74	$22.86
Average direct operating costs per operating day – Canada	$24.30	$18.82	$14.25	$15.17
Average rigs operating – Canada	2	2	7	6
Average revenue per operating day – Total	$16.92	$17.78	$16.69	$19.04
Average direct operating costs per operating day – Total	$10.52	$9.96	$10.53	$10.66
Average rigs operating – Total	156	63	149	95
Capital expenditures	$171,501	$148,447	$263,475	$215,449
Pressure Pumping:
Revenues	$59,364	$33,616	$113,115	$71,721
Direct operating costs (excluding depreciation)	$41,965	$25,887	$81,096	$56,327
Selling, general and administrative	$2,805	$1,939	$5,346	$4,340
Depreciation	$7,888	$6,688	$15,490	$12,827
Operating income (loss)	$6,706	$(898)	$11,183	$(1,773)
Fracturing jobs	361	326	658	745
Other jobs	1,496	1,312	2,750	2,705
Total jobs	1,857	1,638	3,408	3,450
Average revenue per fracturing job	$118.13	$69.11	$126.09	$64.67
Average revenue per other job	$11.18	$8.45	$10.96	$8.70
Total average revenue per job	$31.97	$20.52	$33.19	$20.79
Total average costs per job	$22.60	$15.80	$23.80	$16.33
Capital expenditures	$11,398	$6,753	$20,811	$28,573
Oil and Natural Gas Production and Exploration:
Revenues	$7,662	$5,165	$14,764	$9,565
Direct operating costs (excluding depreciation, depletion and impairment)	$1,780	$1,820	$3,842	$3,796
Depreciation and depletion	$2,539	$2,187	$4,508	$5,677
Impairment of oil and natural gas properties	$416	$600	$670	$3,090
Operating income (loss)	$2,927	$558	$5,744	$(2,998)
Average net daily oil production (Bbls)	902	753	830	817
Average oil sales price (per Bbl)	$75.80	$57.30	$75.96	$47.74
Average net daily natural gas production (Mcf)	3,024	3,478	3,098	3,493
Average natural gas sales price (per Mcf)	$5.24	$3.92	$5.99	$3.96
Capital expenditures	$5,493	$1,551	$11,120	$2,521
Corporate and Other:
Selling, general and administrative	$8,618	$8,419	$16,308	$15,407
Depreciation	$296	$227	$521	$454
Provision for bad debts	$(1,000)	$1,750	$(1,000)	$5,750
Net (gain) loss on asset disposals	$(21,939)	$234	$(21,690)	$445
Capital expenditures	$1,515	$—	$3,439	$—
Total capital expenditures	$189,907	$156,751	$298,845	$246,543
			June 30,	December 31,
Selected Balance Sheet Data (Unaudited):			2010	2009

Cash and cash equivalents			$95,979	$49,877
Current assets			$383,532	$457,268
Total assets			$2,799,992	$2,662,152
Current liabilities			$296,305	$193,308
Borrowings outstanding under revolving credit facility			$—	$—
Working capital			$87,227	$263,960

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income (loss)	$29,528	$(17,743)	$33,714	$(1,540)
Income tax expense (benefit)	16,400	(9,587)	18,906	(631)
Net interest expense	3	635	1,217	1,021
Depreciation, depletion and impairment	78,783	68,257	154,499	137,989
Results of discontinued operations:
Income tax benefit	—	(435)	—	(248)
Depreciation	—	600	166	1,215

EBITDA	$124,714	$41,727	$208,502	$137,806

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.